EXHIBIT 4.8

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”) is entered into as of August 14, 2012, by and between United American Healthcare Corporation, a Michigan corporation (“Pledgor”), and St George Investments LLC, an Illinois limited liability company (“Lender”).

A. Pledgor has issued to Lender (i) that certain promissory note dated September 28, 2011, in the original principal amount of $400,000, as amended (“Note #1”), (ii) that certain promissory note dated December 9, 2011, in the original principal amount of $300,000, as amended (“Note #2”), (iii) that certain promissory note dated February 9, 2012, in the original principal amount of $350,000, as amended (“Note #3”), (iv) that certain promissory note dated May 16, 2012, in the original principal amount of $75,000, as amended (“Note #4”) (collectively, the “Prior Notes”).

B. Lender and Pledgor are parties to that certain Note Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), wherein Pledgor is issuing to Lender a secured promissory note of even date herewith in the original principal balance of $370,000 (“Note #5”) (the Prior Notes and Note #5 are collectively referred to as the “Promissory Notes”).

C. Pledgor acquired 5,044,922 common membership units (“Common Units”) of Pulse Systems, LLC, a Delaware limited liability company (“Pulse”), as well as certain Warrants to Purchase Common Units of Pulse (the “Warrants”).

D. In order to induce Lender to make the loan evidenced by Note #5, Pledgor has agreed to pledge all Common Units that Pledgor holds in Pulse (the “Pledged Units”) as security for performance and payment of all obligations under the Promissory Notes.

E. Pledgor hereby desires to pledge the Pledged Units pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. The following terms shall have the following meanings:

“Event of Default” shall have the meaning set forth in Note #5.

“Fifth Third Bank” means Fifth Third Bank, a Michigan banking corporation.

“Fifth Third Loan” means a loan to Pulse made by Fifth Third Bank pursuant to that certain Loan and Security Agreement dated March 31, 2009, between the Company and Fifth Third Bank, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and any further amendment(s) thereto.

“Fifth Third Security Interest” means a security interest in favor of Fifth Third Bank granted as part of Fifth Third Loan.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Proceeds” shall mean “proceeds,” as such term is defined in section 9-306(1) of the UCC and, in any event, shall include, without limitation, (1) all dividends or distributions in cash or in kind made to Pledgor from time to time in respect of the Pledged Units, (2) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Pledgor from time to time with respect to any of the Pledged Units, (3) any and all payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Units by any foreign or domestic government or any instrumentality or agency thereof (a “Governmental Authority”) (or any person acting under color of any such Governmental Authority) and (4) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Units. In addition, the term Proceeds shall include, without limitation, all accounts, chattel paper, deposit accounts, instruments, intellectual property, equipment, inventory, consumer goods, farm products, documents, general intangibles and other proceeds which arise from the sale, lease, transfer, or other use or disposition of any kind of the Pledged Units and all proceeds of any type (all of the foregoing shall have the meaning given them in the UCC except as otherwise defined herein).

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Illinois; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority or exercise of remedies of Lender’s security interest in any of the Pledged Units is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “UCC” shall mean the Uniform Commercial Code as adopted and in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or exercise of remedies and for purposes of definitions related to such provisions.

2. Grant of Security Interest.

a. Grant. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Promissory Notes, Pledgor hereby grants to Lender for its benefit a security interest in all of Pledgor’s right, title and interest in, to and under the Pledged Units and the Proceeds with respect to the foregoing.

b. Certificates. To the extent available and upon repayment of the Fifth Third Loan, all certificates and instruments, if any, representing or evidencing the Pledged Units shall be delivered to and held by or on behalf of Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender. Upon the occurrence of an Event of Default, following repayment of the Fifth Third Loan, Lender shall have the right at any time, in its discretion and without further notice to Pledgor, to transfer to or register in the name of Lender or any of its nominees any or all of the Pledged Units.

3. Limitations on Lender’s Rights and Obligations. As long as Lender is a pledgee hereunder, it is expressly agreed by Pledgor that, anything herein to the contrary notwithstanding, (a) Lender shall not have any obligation or liability for the performance by Pledgor of its obligations as a member of the Company by reason of or arising out of this Agreement or the granting to Lender of the security interest provided for herein or the receipt by Lender of any payment relating hereto, and (b) Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor in its capacity as a member of the Company or to make any inquiry as to the nature or the sufficiency of any payment received by Pledgor or the sufficiency of any performance by any other party of any obligation owed to Pledgor, as the case may be, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to the Company or to which the Company may be entitled at any time or times.

4. Representations and Warranties. Pledgor hereby represents and warrants that:

a. Capitalization. The Pledged Units constitute 100% of the outstanding Common Units of the Company as of the date hereof.

b. Title. Except for the security interest granted to Lender pursuant to this Agreement and the Fifth Third Security Interest, Pledgor is the sole owner of the Pledged Units having good and marketable title thereto, free and clear of any and all Liens and any transfer restrictions affecting the Pledged Units other than any restrictions on transfer which may be imposed under the Company’s operating agreement or other governing documents or applicable federal and state securities laws.

c. No Other Security Interests. No Lien exists or will exist on any part of the Pledged Units other than the security interest granted herein and the Fifth Third Security Interest.

d. Second Priority Perfected Security Interest. This Agreement is effective to create a valid and continuing second priority Lien on and second priority perfected security interest in the Pledged Units in favor of Lender and prior to all other Liens except for the Fifth Third Security Interest, and is enforceable as such as against creditors of and purchasers from Pledgor. Upon repayment of the Fifth Third Loan, Lender’s security interest granted herein shall be a first priority security interest in the Pledged Units prior to all other Liens.

e. No Conflict. Neither Pledgor’s execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with any of the terms and provisions hereof (i) does or will contravene any existing requirement of any Governmental Authority applicable to or binding on it or any of its properties, (ii) does or will result in the creation of any Lien (other than the Lien created hereby) upon the Pledged Units under any organizational document, indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, partnership agreement, limited liability company agreement or other agreement or instrument to which it is a party or by which it or any of its properties be bound or affected, except as may have been validly waived in connection with this Agreement.

f. Enforceability. Pledgor has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with the terms hereof, except for the effect of applicable laws regarding bankruptcy, insolvency, moratorium or fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

g. Legal Capacity. Pledgor has full power, authority and legal right and capacity to enter into and perform its obligations under this Agreement and each other document contemplated hereby to which Pledgor is or will be a party and to consummate the transactions contemplated hereby and thereby.

5. Covenants. Pledgor covenants and agrees with Lender that from and after the effectiveness of this Agreement until the full payment and performance of Pledgor under the Note:

a. Further Assurances. At any time and from time to time, upon the written request of Lender, Pledgor will promptly execute and deliver any and all such further instruments and documents as Lender may reasonably deem necessary to obtain the full benefits and security of this Agreement, including, without limitation, executing and filing such financing or continuation statements, securities account control agreements or amendments thereto, as may be necessary or desirable or that Lender may reasonably request in order to perfect, preserve and enforce the security interest created hereby.

b. Limitation on Liens on Pledged Units. Pledgor will not create, permit or suffer to exist, and will defend the Pledged Units against and take such other action as is necessary to remove, any Lien on the Pledged Units, except the Lien granted pursuant to this Agreement and the Fifth Third Bank Security Interest, and will defend the right, title and interest of Lender in and to Pledgor’s rights under the Pledged Units against the claims and demands of all third parties whomsoever. Pledgor shall not cause nor permit any further Liens on the Pledged Units other than the Fifth Third Bank Security Interest, and Pledgor shall not cause or permit any amendment to any provision of any membership unit purchase agreements with the Company or the Company’s operating agreement that would impair or otherwise negatively affect the Pledged Units or Lender without the prior written consent of Lender.

c. Limitations on Disposition. Pledgor will not sell, assign, exchange, lease, transfer, pledge or otherwise dispose of, or grant any option or other rights with respect to, the Pledged Units or any portion thereof.

d. Possession of Pledged Units Collateral. Pledgor shall deliver any and all additional certificates or other indicia of ownership of the Pledged Units to Lender within three business days after receipt by Pledgor and, upon Lender’s request, shall execute all pledge agreements, security agreements, stock powers, financing statements and all other documents that Lender deems necessary or advisable to grant Lender a valid, perfected security interest in such Pledged Units.

Additional Financings. Until all of Pledgor’s obligations evidenced by the Note have been repaid, Pledgor shall not cause the Company to (nor shall the Company) undertake any additional equity or debt financing transactions, nor shall Pledgor cause the Company to undertake any transaction which would have the effect of diluting the value of the Pledged Units in any manner (including the issuance of additional common units of the Company) or creating senior securities to the Pledged Units, without the prior written consent of Lender.

e. Warrants. Pledgor may not transfer, assign, pledge, hypothecate, or otherwise encumber in any manner the Warrants and the Common Units underlying such Warrants. Any Common Units acquired by Pledgor in connection with the Warrants shall automatically be deemed Pledged Units under this Agreement.

6. Voting Rights. Pledgor shall be permitted to exercise all voting rights with respect to the Pledged Units; provided, however, that no vote shall be cast or other action taken which would be inconsistent with or result in any violation of any provision of the Note or any other provision of this Agreement.

7. Legend. In addition to all other legends which may be found on such certificates, Pledgor agrees that all certificates representing all Pledged Units will have endorsed upon them in bold-face type a legend in substantially the following form:

THE UNITS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A PLEDGE AND SECURITY AGREEMENT IN FAVOR OF ST GEORGE INVESTMENTS LLC (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH PLEDGE AND SECURITY AGREEMENT.

8. Remedies.

a. If an Event of Default has occurred and is continuing (and has not been rescinded or waived pursuant to Note #5), in addition to, and not by way of limitation of, all rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Note or otherwise available at law or in equity, without any other notice to or demand upon Pledgor, Lender shall have all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, subject to the rights of Fifth Third Bank under the Fifth Third Security Interests, Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable law referred to below) to or upon Pledgor or any third party (all and each of which demands, defenses, advertisements and notices are to the fullest extent permitted by applicable law hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Units so pledged hereunder, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Units or any part thereof (or contract to do any of the foregoing), in one or more units at public or private sale or sales upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the fullest extent permitted by applicable law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Units so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby waived or released. Lender shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Pledged Units or in any way relating to the Pledged Units or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Note, and only after such application and after the payment by Lender of any other amount required by any provision of applicable law.

b. Pledgor recognizes that Lender may be unable to effect an unrestricted public sale of any or all of the Pledged Units, by reason of certain prohibitions in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more public or private sales thereof to a restricted group of purchasers which will be obligated to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale or restricted public sale may result in prices and other terms less favorable to Lender than if such sale were an unrestricted public sale and agrees that such circumstances shall not, in and of themselves, result in a determination that such sale was not made in a commercially reasonable manner.

9. Reinstatement. This Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor for liquidation or reorganization, should Pledgor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, to the fullest extent permitted by applicable law, if at any time payment and performance of the Note, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Note, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Note, to the fullest extent permitted by applicable law, shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, and, subject to the provisions of this Section 10, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that Pledgor shall not assign this Agreement or any of the rights, duties or obligations of Pledgor hereunder without the prior written consent of Lender.

11. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of electronic transmission or sent by mail, postage prepaid to the parties at the following addresses or to such other address as any party may hereafter designate to the others by like notice:

if to Pledgor:

United American Healthcare Corporation
300 River Place, Suite 4950
Detroit, Michigan 48207-4291
Attn: Robert T. Sullivan, CFO

If to Lender:

St George Investments LLC
303 East Wacker Drive, Suite 1200
Chicago, Illinois  60601
Attention: John M. Fife

with a copy to (which shall not constitute notice):

Hansen Black Anderson PLLC
2940 West Maple Loop Drive, Suite 103
Lehi, Utah 84043
Attention: Jonathan K. Hansen
Facsimile: (801) 922-5019

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or four (4) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth above. In the event of any conflict between Lender’s books and records and this Agreement or any notice delivered hereunder, Lender’s books and records will control absent fraud or error.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto confirm that any telecopy or electronic copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

No Waiver; Cumulative Remedies. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Lender, and then only to the extent therein set forth. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are in addition to any rights and remedies provided by law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Lender and, where applicable, by Pledgor.

14. Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses  paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses  giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

15. Construction and Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each party has been represented by its own legal counsel or had the opportunity to seek legal cousel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16. Governing Law and Consent to Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.  In furtherance of the foregoing, the internal law of the State of Illinois shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  By executing this Agreement, all parties hereto agree to submit to the exclusive jurisdiction of and agree to the venue of the courts of the State of Illinois located in Cook County, Illinois.  The parties hereto agree not to bring any action in any court of law located outside of Cook County, Illinois. THE PLEDGOR HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

17. Power of Attorney; Appointment and Powers of Lender. Upon the occurrence and during the continuance of an Event of Default, Pledgor hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor or in Lender’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives such attorneys the power and right, on behalf of Pledgor, without notice to or assent by Pledgor, to do the following:

a. generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Units in such manner as is consistent with the UCC and as fully and completely as though Lender was the absolute owner thereof for all purposes, and to do at Pledgor’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Pledged Units and Lender’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as Pledgor might do, including, without limitation, (A) upon written notice to Pledgor, the exercise of voting rights with respect to the Pledged Units, which rights may be exercised, if Lender so elects, with a view to causing the liquidation of assets of the Company, and (B) the execution, delivery and recording, in connection with any sale or other disposition of any Pledged Units, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Pledged Units; and

b. to the extent that Pledgor’s authorization given in Section 21 is not sufficient, to file such financing statements with respect hereto, with or without Pledgor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as Lender may deem appropriate and to execute in Pledgor’s name such financing statements and amendments thereto and continuation statements which may require Pledgor’s signature.

18. Termination. Upon the full payment and performance of the Note, this Agreement shall terminate and be of no further force and effect. Upon any such termination, Lender shall authenticate and deliver to Pledgor the Pledged Units together with such documents as Pledgor may reasonably request to evidence such termination at Pledgor’s expense.

19. Authorization to File UCC Financing Statements. Pledgor hereby authorizes Lender to file UCC financing statements concerning the Pledged Units. Pledgor will execute and deliver any documents (properly endorsed, if necessary) reasonably requested by Lender for the perfection or enforcement of any security interest or lien, give good faith, diligent cooperation to Lender, and perform such acts reasonably requested by Lender for perfection and enforcement of any security interest or lien, including, without limitation, obtaining control for purposes of perfection with respect to the Pledged Units. Lender is authorized to file, record, or otherwise utilize such documents as it deems necessary to perfect and/or enforce any security interest or lien granted hereunder.

Consent to Admission. In the event of any foreclosure of the security interests encumbering the Pledged Units hereunder, Pledgor hereby agrees that Lender or any other recipient of the Pledged Units in connection with such foreclosure shall be admitted as a member of the Company upon such recipient’s agreement to be bound by the Company’s operating agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as set forth above.

PLEDGOR:

UNITED AMERICAN HEALTHCARE CORPORATION,
a Michigan  corporation

                                                      By:           /s/ Robert T. Sullivan
                                                      Name:      Robert T. Sullivan
                                                      Title:        Chief Financial Officer

WITH RESPECT TO SECTION 5(E) ONLY:

ST GEORGE INVESTMENTS LLC,
an Illinois limited liability company

By:           Fife Trading, Inc.,
an Illinois corporation,
its Manager

                                                                By:           /s/ John M. Fife
                                                                Name:      John M. Fife
                                                                Title:        President

Agreed and Accepted:

ST GEORGE INVESTMENTS LLC,
an Illinois limited liability company

By:           Fife Trading, Inc.,
an Illinois corporation,
its Manager

By:           /s/ John M. Fife
Name:      John M. Fife
Title:        President

[Signature page to Pledge and Security Agreement]